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                                                     Exhibit 21.1


                 SUBSIDIARIES OF THE REGISTRANT

Name of Subidiary*                 State of Incorporation
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Wellsford Greenbrook Corp.           New Jersey

Wellsford Wayne Corp.                New Jersey

Wellsford Chatham Corp.              New Jersey
















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*  Each subsidiary does business under the name indicated below.